Exhibit 10.9

CUBIST PHARMACEUTICALS, INC.

2012 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

FOR NON-U.S. PARTICIPANTS

This Restricted Stock Unit Agreement (the “Agreement”) governs the Award of restricted stock units (“RSUs”) to employees (“Participants”) of Cubist Pharmaceuticals, Inc. (the “Company”).  The details of any RSU Award made to a Participant will be set forth in a letter from the Participant’s manager or other written communication from the Company (a “Notice”).

In consideration of the premises and the mutual covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Participant agree as follows:

1.                                      Relationship to the Plan.  The Participant specifically understands and agrees that the Award is being issued under the Company’s 2012 Equity Incentive Plan (the “Plan”), a copy of which the Participant acknowledges he or she has read and understands and agrees to be bound.  The provisions of the Plan are incorporated into this Agreement by reference.  Any terms used and not defined in this Agreement have the meanings ascribed to such terms in the Plan.

2.                                      Grant of Award.  Participants will be notified of their RSU Award through a Notice.  The Notice will contain, among other things, the number of RSUs in the Award and the grant date of the Award.  The Award represents a contingent entitlement of the Participant to receive shares of the Company’s common stock, par value $.001 per share (“Shares”).

3.                                      Vesting of Award.  Subject to the terms and conditions set forth in this Agreement and the Plan, including the potential impact of a Change in Corporate Control upon the vesting of the Award, the Award will vest annually on a pro rata basis over four years from the grant date, provided that the Participant remains continuously employed by the Company or a Subsidiary through the applicable vesting date.  On each vesting date, the Participant will be entitled to receive such number of Shares equivalent to the number of RSUs that vest on the vesting date, provided that the Participant is employed by the Company or a Subsidiary on such vesting date.  Such Shares shall thereafter be delivered by the Company to the Participant in accordance with this Agreement and the Plan and as required to comply with Section 409A of the United States Internal Revenue Code (the “Code”).  Notwithstanding the foregoing, if the Participant is as of the vesting date a “specified employee” (as defined under Section 409A of the Code) then such delivery of Shares, if required by Section 409A of the Code, will be made six months after the date of a Separation from Service (as defined in Section 409A of the Code).

4.                                      Forfeiture of the Award.

(a)                                 You are required to acknowledge and accept the terms of this Agreement and the Plan in the manner set forth in Section 21 within the time period specified by the Company and/or its designated broker.

(b)                                 Except as otherwise set forth in this Agreement or the Plan, if the Participant ceases to be employed for any reason by the Company or a Subsidiary prior to a vesting date, then as of the date on which the Participant’s employment terminates, all unvested RSUs subject to an RSU Award shall immediately be forfeited to the Company.

5.                                      Prohibitions on Transfer and Sale.  Except as permitted by the Plan, an Award shall not be assigned, pledged or transferred in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment or similar process.  Any attempted transfer, assignment, pledge or other disposition of an Award or of any rights granted under this Agreement that is contrary to the provisions of the Plan or this Section 5, or the levy of any attachment or similar process upon an Award shall be null and void.  Except as permitted by the Plan, the Shares to be issued pursuant to this Agreement shall be issued, during the Participant’s lifetime, only to the Participant (or, in the event of legal incapacity or incompetence, to the Participant’s guardian or representative).

6.                                      Securities Law Compliance.  The Participant specifically acknowledges and agrees that any sales of Shares issued hereunder shall be sold in accordance with the requirements of the Securities Act of 1933, as amended.

7.                                      Rights as a Stockholder.  The Participant shall have no right as a stockholder, including voting and dividend rights, until the Award vests in accordance with the Notice and Section 3 of this Agreement.

8.                                      Tax Liability of the Participant and Payment of Taxes.

(a)                                 Obligation to Pay Withholding Taxes.  Participant acknowledges and agrees that, regardless of any action the Company or the Participant’s employer takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (the “Tax Related Items”), the ultimate liability for all Tax Related Items legally due by Participant is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company or Participant’s employer.  Participant further agrees and acknowledges that the Company and his or her employer (i) make no representations or undertakings regarding the treatment of any Tax Related Items in connection with any aspect of the Award, including the grant of the Award, the vesting of the RSUs, or the subsequent sale of any Shares acquired at vesting and or exercise, and the receipt of any dividends and/or Dividend Equivalents and Retained Distributions; and (ii) do not commit to and are under no obligation to structure the terms of the Award to reduce or eliminate Participant’s liability for Tax Related Items or achieve any particular tax result.  Further, Participant understands and acknowledges that if Participant has become subject to tax in more than one jurisdiction between the Grant Date and the date of any relevant taxable event, the Company and/or Participant’s employer (or former employer, as applicable) may be required to withhold or account for Tax Related Items in more than one jurisdiction.

(b)                                 Satisfaction of Company’s Withholding Obligations.  At the time any portion of an Award of RSUs, Dividend Equivalent or retained distribution relating thereto becomes taxable to the Participant, he or she will be required to pay to the Company any Tax Related Items due as a result of such taxable event.  The Company shall have the right to withhold from any payment in respect of RSUs, transfer of Shares acquired at vesting, or payment made to the Participant or to any person hereunder, whether such payment is to be made in cash or in Shares, all Tax Related Items as shall be required, in the determination of the Company, pursuant to any statute or governmental regulation or ruling.  Participant acknowledges and agrees that the Company, in its sole discretion, may satisfy such withholding obligation by any one or combination of the following methods:

(i)                                     by requiring Participant to deliver a properly executed notice together with irrevocable instructions to a broker approved by the Company to sell Shares and deliver promptly to the Company the amount of sale proceeds required to pay the amount required to be withheld;

(ii)                                  by requiring (or allowing) the Participant to pay such amount in cash or check;

(iii)                               by deducting such amount from the Participant’s current compensation;

(iv)                              by allowing the Participant to surrender other Shares of the Company, which (A) in the case of Shares initially acquired from the Company (upon exercise of a stock option or otherwise), have been owned by the Participant for such period (if any) as may be required to avoid a charge to the Company’s earnings, and (B) have a fair market value on the date of surrender equal to the amount required to be withheld;

(v)                                 by withholding a number of Shares to be issued upon delivery of Shares which have a fair market value equal to the minimum statutory rate or other applicable withholding rate;

(vi)                              by selling any Shares to the extent required to satisfy the Company’s withholding obligations;

(vii)                           by such other means as the Committee in its discretion and without notice deems appropriate.

If the obligation for withholding taxes is satisfied by withholding Shares, then Participant will, for tax purposes, be deemed to have been issued the full number of Shares subject to the vested Award, notwithstanding that a number of the Shares are withheld solely for the purpose of paying the applicable withholding taxes.

The Company may satisfy its obligation to withhold the Tax Related Items by withholding a sufficient amount from the payment or by such other means as the Committee in its discretion and without notice deems appropriate, including withholding from salary or other amounts payable to Participant, Shares or cash having a value sufficient to satisfy the tax withholding obligation.

9.                                      Participant Acknowledgements and Authorizations.  The Participant acknowledges the following:

(a)                                 the Plan is established voluntarily by the Company, it is discretionary in nature, and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b)                                 the Award is voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs, even if RSUs have been granted in the past;

(c)                                  all decisions with respect to future Awards or other grants, if any, will be at the sole discretion of the Company;

(d)                                 the value of an Award is an extraordinary item of compensation outside of the scope of the Participant’s employment.  As such, an Award is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-term service awards, pension or retirement benefits or similar payments.  The future value of the Shares underlying the Award is unknown and cannot be predicted with certainty.

(e)                                  the Award and Participant’s participation in the Plan shall not create a right to employment or be interpreted as forming an employment or service contract with the Company, the Employer or any Subsidiary and shall not interfere with the ability of the Company, the Employer or any Subsidiary, as applicable, to terminate Participant’s employment or service relationship (if any);

(f)                                   Participant’s participation in the Plan is voluntary;

(g)                                  the Award and the Shares subject to the Award are not intended to replace any pension rights or compensation;

(h)                           no claim or entitlement to compensation or damages shall arise from forfeiture of the Award resulting from termination of service of the Participant by the Employer or the Company (or any Subsidiary) (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is employed or the terms of Participant’s employment agreement, if any), and in consideration of the Award to which Participant is not otherwise entitled, Participant irrevocably agrees never to institute any claim against the Company, the Employer or any Subsidiary, waives his or her ability, if any, to bring any such claim and releases the Company, the Employer and any Subsidiary from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim; and

(i)                                     unless otherwise provided in the Plan or by the Company in its discretion, the RSUs and the benefits evidenced by this Agreement do not create any entitlement to have the RSUs or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares.

10.                               Notices.  Notices required or permitted by the terms of this Agreement or the Plan shall be given by the Company and the Participant as set forth in the Plan.

11.                               Benefit of Agreement.  Subject to the provisions of the Plan and the other provisions hereof, this Agreement shall be for the benefit of and shall be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

12.                               Governing Law and Forum.  This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the conflict of law principles thereof.  For the purpose of litigating any dispute that arises under this Agreement, whether at law or in equity, the parties hereby consent to exclusive jurisdiction in the Commonwealth of Massachusetts and agree that such litigation shall be conducted in the state courts of Massachusetts or the federal courts of the United States for the District of Massachusetts.

13.                               Severability.  If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, then such provision or provisions shall be modified to the extent necessary to make such provision valid and enforceable, and to the extent that this is impossible, then such provision shall be deemed to be excised from this Agreement, and the validity, legality and enforceability of the rest of this Agreement shall not be affected thereby.

14.                               Entire Agreement.  This Agreement, together with the Plan and the Notice, constitutes the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof.  No statement, representation, warranty, covenant or agreement not expressly set forth in this Agreement shall affect or be used to interpret, change or restrict the express terms and provisions of this Agreement provided, however, in any event, this Agreement shall be subject to and governed by the Plan.

15.                               Modifications and Amendments; Waivers and Consents.  The terms and provisions of this Agreement may be modified or amended as provided in the Plan.  Except as provided in the Plan, the terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions.  No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar.  Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

16.                               Miscellaneous.

(a)                                 Successors and Assigns.  This Agreement shall bind and inure only to the benefit of the parties to hereto (the “Parties”) and their respective successors and assigns.

(b)                                 No Third-Party Beneficiaries.  Nothing in this Agreement is intended to confer any rights or remedies on any persons other than the Parties and their respective successors or assigns.  Nothing in this Agreement is intended to relieve or discharge the obligation or liability of third persons to either Party.  No provision of this Agreement shall give any third person any right of subrogation or action over or against either Party.

17.                               Termination or Amendment of Outstanding Awards. The Committee may amend the terms of any Award theretofore granted, prospectively or retroactively, provided that the Award as amended is consistent with the terms of the Plan.  Also within the limitations of the Plan, the Committee may modify, extend or assume outstanding Awards or may accept the cancellation of outstanding Awards or of outstanding RSUs or other equity-based compensation awards granted by another issuer in return for the grant of new Awards for the same or a different number of Shares and on the same or different terms and conditions.  Furthermore, subject to the terms of this Plan, including, without limitation Section 13.3 thereof, the Committee may at any time (a) offer to buy out for a payment in cash or cash equivalents an Award previously granted, or (b) authorize the recipient of an Award to elect to cash out an Award previously granted, in either case at such time and based upon such terms and conditions as the Committee shall establish.

18.                               Data Privacy.

Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in this Agreement and any other grant materials by and among, as applicable, the Employer, the Company and any Subsidiary for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.

Participant understands that the Company and the Employer may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all RSUs or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).

Participant understands that Data will be transferred to a third party stock plan service provider as may be selected by the Company to assist the Company with the implementation, administration and management of the Plan. Participant understands that the recipients of the Data may be located in the United States, or elsewhere, and that the recipients’ country may have different data privacy laws and protections than Participant’s country.  Participant understands that if Participant resides outside the United States, Participant may request a list with the names and addresses of any potential recipients of the Data by contacting Participant’s local human resources representative.  Participant authorizes the Company and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing Participant’s participation in the Plan.  Participant understands that Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan.  Participant understands that if Participant resides outside the United States, Participant may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing Participant’s local human resources representative.  Further, Participant understands that Participant is providing the consents herein on a purely voluntary basis.  If Participant does not consent, or if Participant later revokes his or her consent, Participant’s employment status or service and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing Participant’s consent is that the Company would not be able to grant Participant RSUs or other equity awards or administer or maintain such awards.  Therefore, Participant understands that refusing or withdrawing Participant’s consent may affect Participant’s ability to participate in the Plan.  For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that Participant may contact Participant’s local human resources representative.

19.                               Imposition of Other Requirements.  The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the RSUs and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

20.                               Addendum for Non-U.S. Countries.  Notwithstanding any provisions in this Agreement, the Award shall be subject to any special terms and conditions set forth in any Addendum to this Agreement for Participant’s country (the “Addendum”).  Moreover, if Participant relocates to one of the countries included in the Addendum, the special terms and conditions for such country will apply to Participant, to the extent the Committee determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan.  The Addendum constitutes part of this Agreement.

21.                               Company Signature; Participant Electronic Acknowledgment. An authorized representative has signed the Agreement below.  By acknowledging Participant’s acceptance of the terms of this Agreement through an electronic acknowledgment system established by the Company or its designated broker, Participant agrees to be bound by all of the terms of this Agreement and the Plan.  The Award will not become effective, and Participant will therefore have no rights to receive payment of his or her RSU Award, until Participant acknowledges his or her acceptance of the terms of this Agreement in the manner required by the Company.

CUBIST PHARMACEUTICALS, INC.

By:
Name:
Title: